Exhibit 10.1

FORM OF

EXCLUSIVE MANUFACTURE

AND

MARKETING AGREEMENT

The “Parties,” YOUTH ENHANCEMEMENT SYSTEMS, INC. (“YES”), a Florida corporation, and                              (“Owner”), a                      corporation with offices located in                             , entered into this “Agreement” effective as of                     , 2006 (“Effective Date”), with reference to the following facts.

RECITALS

Owner is the exclusive licensee of a patented (U.S. Patent No.             )                                                          , currently known as “                    ” (“Product”) and desires to have YES produce a 28.5 minute long form commercial (“Infomercial”) to promote the Product and desires to have YES broadcast the Infomercial and exclusively market the Product worldwide, excepting QVC, the Medical and Equine Industries and the catalogs identified on Attachment “A” (the “Territory”) under the current name or a name of YES’s choosing;

YES, a leading international marketing firm, successful in manufacturing, product development, production and distribution, desires to produce an Infomercial and exclusively market the Product in the Territory;

YES and Owner have established and set forth their obligations and expectations with respect to the manufacturing and marketing of the Product as set forth herein.

AGREEMENT

1. Warranties and Covenants.

1.1. YES. YES warrants, promises and covenants that it has the complete right, power and authority to enter into this Agreement.

1.2. Owner. Owner warrants, promises and covenants that it: (i) has thee present right, power and authority to enter into this Agreement; (ii) has the ability, power and authority to grant the rights to YES as set forth in this Agreement; (iii) will use commercially reasonable efforts to maintain and defend all such rights in full force, including all intellectual property rights and governmental approvals that currently exist or may exist for the Product and the Produce name for the Term of this Agreement; (iv) has not and will not knowingly violate any third party’s intellectual property rights, and (v) has disclosed to YES all agreements, arrangements and encumbrances affecting the Product and/or the Product’s financial viability. To the extent necessary to protect the marketing rights in the Territory, YES shall have the right, but not the obligation to enforce Owner’s intellectual property rights to the extent not otherwise enforced by Owner.

1.3. Confidentiality. Each of the Parties agrees not to disclose (i) confidential information regarding the Product’s construction, technical information, designs, drawings, concepts, ideas, sketches, wordings, media or marketing strategies, or composition, (ii) confidential information regarding the Infomercial production, and (iii) confidential information regarding the other party, or such party’s companies, products, operations, or any other information which may be deemed a trade secret, or is sensitive in nature and not otherwise known to the public, including the contents of this Agreement (“Information”), without the prior written consent of the other party. Notwithstanding the foregoing, disclosure may be made to persons on a need to know basis to effectuate the purposes herein, such as third-party auditors and distributors, buyers and sales representatives, or by court order, or as otherwise provided herein so long as the recipient of such Information agrees to hold all such Information in strict confidence.

1.4. Non-Competition. Excepting Owner’s Reserved Use (as hereinafter defined), the marketing rights granted herein are exclusive and Owner agrees not to manufacture nor market, nor allow a third-party to manufacture or market, the Product or a product similar in composition or function, for itself or for third parties, in competition with YES’s marketing efforts in the Territory during the Term (as hereinafter defined) of this Agreement. The Parties hereby acknowledge that Owner is in the process of developing a portable cosmetic unit (“Cosmetic Unit”) and nothing herein shall block the continued development of the Cosmetic Unit. Upon completion, YES shall be presented with the first right of refusal to manufacture and market the Cosmetic Unit consistent with the terms presented herein.

2. The Product and Manufacture.

2.1. The Product. A “Basic Unit” of the Product consists of one (1) polychromatic infrared diode therapy light unit with 2 settings, one (1) AC adapter, plus an instructional booklet and product packaging. The Product may also consist of additional products as defined below.

2.2. Additional Products. Owner has developed a topical cream known as “Health Lite Bio-Relief Cream” and may develop additional related products, which YES may elect to market in varying product configurations along with the Product pursuant to the terms herein (“Additional Products”).

2.3. Manufacture of Product. For marketing within the Territory, YES shall have the sole responsibility to arrange for the manufacture of the Product and for determining and maintaining standards of product quality. The parties expressly agree that YES may contract directly with Owner’s existing manufacturer for the Product. Notwithstanding this assignment of rights and responsibilities, YES shall collaborate and consult with Owner on the quality of the final production sample. YES shall have the sole responsibility to acquire and maintain product liability insurance for the Product, in full force for the Term of this Agreement, with Owner named as an additional insured.

2.4. Product Consumer List. YES and Owner agree that all consumer names, addresses and phone numbers generated by YES from the marketing of the Product shall be solely owned by YES (“Consumer List”).

3. Feasibility Study/Production.

3.1. Feasibility Study. If not previously provided, upon execution of this Agreement, Owner will supply YES with five sample Basic Units, a list of all Owner proposed claims for the Product and all existing claim substantiation, all drawings, picture, artwork, copies of trademarks, patents or applications for same for the Product, if any, so that YES can investigate and evaluate the Product, source its manufacture, test the Product and determine if YES will elect to proceed with the project (collectively, “Feasibility Study”). Unless otherwise agreed in writing, the Feasibility Study shall be completed within ninety (90) days from (i) the date on which YES shall have received the above materials or (ii) the Effective Date, whichever is later. Should YES determine that the project is feasible with respect to these issues, the project will proceed with production of the Infomercial as provided below. Should YES determine that the project is not feasible, than YES shall notify Owner in writing, and this Agreement will be terminated and all marketing rights granted to YES by Owner hereunder shall revert to Owner.

3.2. Infomercial Production/YES Materials. YES will have the sole discretion to determine if it will produce an Infomercial, print advertisements, collateral materials, and/or tweak the Infomercial or re-design the Product packaging (collectively, “YES Material”). Owner shall provide collaboration in the production of YES Materials by providing all existing print, art work and studies that Owner may own or control for the collateral support materials for the Product.

3.3. Owner Approval Responsibility. Before finalizing the Infomercial, Owner will have the right, ability and responsibility to give approval to the extent that YES Materials express the benefits, elements, and claims of the Product accurately and place Owner in an accurate light (“Owner Approval”). Owner agrees that it will not unreasonably withhold its approval, nor delay its approval for an unreasonable period of time. Any request for Owner Approval shall be submitted along with applicable information, and materials. If Owner does not respond within five (5) days of receipt of any request, then such request shall be deemed approved.

3.4. Awards Submission. During the Term of this Agreement, YES has the sole right to determine to submit the Infomercial for an Electronic Retailing Association award. With respect to any other award submission, whether or not in the industry, Owner shall first obtain YES’s written approval of any such submission, which shall not be unreasonably withheld.

4. Marketing Plan.

4.1. The Marketing Plan. YES will have the sole discretion to determine the marketing plan for the Territory. Within fifteen (15) days of the Effective Date, Owner will provide YES with its marketing plan for its Reserve Use, which plans Owner will coordinate with YES’s marketing plan for the Term. With respect to the Territory, YES will be responsible during the Term of this Agreement for paying for, and managing directly, or through use of agents or sub-contractors, all aspects associated with the implementation of the television and after-market marketing plan. These duties shall include the management of: (i) in-bound fulfillment; (ii) out-bound fulfillment; (iii) credit card processing; (iv) accounting; (v) inventory control; (vi) customer service; (vii) media planning and buying; (viii) out-bound telemarketing; (ix) customer list database; (x) after-market sales; and (xi) foreign distribution. YES may contract with a current or future subsidiary/parent/affiliate company to provide any of the above services, including distribution of the Product, provided that such services are of like quality, at or below market price and transfer pricing shall be equal to third party distribution transfer pricing.

4.2. Project Set-up, Market Test and Media Costs. Upon completion of the Infomercial, YES shall proceed with project set-up and purchase the media for test marketing for a period of two (2) months or such longer period, as YES shall continue to tweak the Infomercial and re-test (“Market Test”). Unless otherwise mutually agreed, the Market Test shall conclude within one hundred twenty (120) days of the first airing date of the Infomercial. YES will provide all capital contribution for the project set-up and the purchase of the media for the Market Test.

4.3. Failure/Success of Market Tests. Should YES cease tweaking or re-testing of the Infomercial or determines that the results of the Market Test do not warrant further efforts, YES shall notify Owner in writing and this Agreement shall terminate and all marketing rights granted herein shall revert to Owner, excepting that YES shall retain the right to exclusively market to its domestic consumers and accounts then existing due to its test marketing efforts and to internationally market in those countries where it has established a successful market for the Product, for the remainder of the Term. Should YES determine in its sole discretion to continue marketing the Product, YES shall use commercially reasonable efforts to escalate the media spending and to maximize sales and the overall financial success of the marketing campaign for the Product.

5. Grant of Rights.

5.1. Ownership of Property and Copyright. YES acknowledges and agrees that Owner is the sole owner/holder of all rights to the Product and its current name, and the holder of an exclusive license to utilize the proprietary technology incorporated into the Product, including all copyrights and patents pertaining thereto (collectively, the “Intellectual Property”). YES is the sole owner of all rights, including copyrights and trademarks for any and all YES Materials and the Consumer List. If YES elects to market the product under a YES trademark or branded name, then YES shall retain all ownership rights of said name.

5.2. Exclusive Marketing Rights. Subject to the terms and conditions of this Agreement, Owner hereby grants to YES the exclusive worldwide (a) right to air the Infomercial and market and sell the Product in the Territory and (b) license to use the Intellectual Property to market the Product in the Territory for the Term. YES’s exclusive marketing rights shall include all possible market areas available today, and those that will be available in the future throughout the world. These areas include, but are not limited to: print, retail; radio; television; cable; satellite cable and television; catalog; the Internet; and home shopping networks. Owner expressly reserves the right to exclusively market the Product on QVC, in the Medical and Equine industries and in the catalogs set forth on Attachment “A” (“Reserved Use”). With respect to its Reserved Use sales, Owner may, if it chooses to do so at its sole discretion, purchase Basic Units from YES at 120% of YES’s landed cost/unit, FOB YES’s warehouse.

5.3. Exclusivity Minimum. The exclusive marketing rights granted to YES shall remain exclusive for fourteen months from the first air date of the final version of the Infomercial (“Initial Term of Exclusivity”). Thereafter, the exclusivity of the rights granted shall extend automatically for an additional one year period if YES sells a minimum of 100,000 Basic Units from Owner during the Initial Term of Exclusivity or any yearly period thereafter. If YES fails to sell the minimum number of units to automatically extend exclusivity, then upon written notice to YES from Owner, YES’s rights hereunder shall become non-exclusive for the duration of the Term, excepting that for the balance of the Term YES shall retain the right to exclusively market to domestic consumers and accounts then existing and to internationally market in those countries where it has established a successful market for the Product.

5.4. Risk Acknowledgment. Owner acknowledges and agrees that it is well-informed about the financial risks associated with the television advertising industry and that YES makes no warranty, expressed or implied, as to the degree of success to be achieved by reason of the televising of the Infomercial, nor shall Owner seek to hold YES liable with respect thereto. YES has not made and does not hereby make, any representation or warranty with respect to the level of sales and revenue to be derived as a result of the televising of the Infomercial. Owner recognizes and acknowledges that the level of revenues from sales of the Product is speculative. Both Parties shall bear their own attorneys fees and costs associated with the negotiation and drafting of this Agreement.

5.5. Internet Advertising. YES may elect to use search engines, affiliate web sites, links, or other advertising techniques to advertise the Product via the Internet. The nature of advertising via the Internet is such that it may be difficult or impossible to remove Product advertising from websites, links and/or search engines operated and/or controlled by third parties despite YES’s request to remove. Owner acknowledges and agrees that YES shall have no liability for Product advertisements that may continue to exist on the Internet upon expiration or earlier termination of this Agreement, except to the extent any such website is operated and controlled by YES.

6. Compensation.

6.1. Owner Compensation. Providing Owner fulfills the terms and conditions of this Agreement, YES will disburse to Owner “Compensation” as follows: (a) three percent (3%) of Adjusted Gross Revenue received by YES from all direct response sales of the Product to U.S. consumers; plus (b) five percent (5%) of Adjusted Gross Revenue received by YES from the distribution of the Product outside the United States and through all other U.S. marketing channels sales, including wholesale and retail distribution.

6.2. Adjusted Gross Revenue. “Adjusted Gross Revenue” shall mean all gross revenues received by YES from the sale of Product, less: (a) shipping and handling charges received from customers; (b) returns and credits actually paid to customers; (c) payment of all sales taxes collected from customers; (d) retail commissions to third parties not to exceed five percent (5%) and ad allowances not to exceed fifteen percent (15%), if any; and (e) a rolling return reserve initially set at ten percent (10%) of gross revenue but to be adjusted to reflect actual return rate when such becomes known.

6.3. Accounting and Disbursement of Owner Compensation. Compensation payments and accounting statements shall be due to Owner thirty (30) days from the end of each month in which the relevant Adjusted Gross Revenue is received provided such Compensation totals a minimum of $100.00 in the month. Any Compensation accumulated in an amount of less than $100.00 will be carried over and paid within thirty (30) days of the end of the calendar month in which this threshold is met. A final accounting and disbursement, if any, will occur at the conclusion of the Term. YES will keep accurate books and records pertaining to all sales of the Product and shall prepare accurate accounting statement setting forth all sales, returns, taxes, and Compensation for each monthly period. Owner shall have the ability and right to inspect and audit in accordance with generally accepted auditing standards, GAAS, all books and records concerning the Product to the extent necessary to determine the Compensation payable hereunder. Owner, or its duly appointed representative, will conduct such inspection only during normal business hours upon a written request submitted to YES. Such notice shall be received by YES at least twenty (20) days prior to the date of the inspection or if inspection is sought while YES is conducting its year-end audit, sixty (60) days prior to such inspection date

7. Term. Subject to the terms and conditions of this Agreement, the “Term” of this Agreement shall be for five (5) years from the Effective Date.

7.1. Wind-down of Inventory Early Termination. Upon the early termination of the Agreement for any reason, notwithstanding any other rights provided for herein, YES shall have the right to market the Product to sell off all inventory in YES’s possession at the time of such termination as follows: YES shall have one hundred eighty (180) days to continue exclusively marketing the Product through the Infomercial in the United States and YES shall have the right to non-exclusively market the Product in other marketing channels until any such inventory is exhausted (“Winddown Rights”). Prior to exercising its Winddown Rights with respect to all marketing channels except DRTV, YES shall first offer the inventory to Owner at one hundred twenty percent (120%) of YES’s landed manufacturing cost (FOB YES U.S. warehouse) or allow Owner to match any lower third party offer that YES intends to accept prior to acceptance of same (“Owner’s Right of First Refusal”).

7.2. Wind-down of Inventory Following Expiration. Upon the expiration of the Agreement, YES shall have the right to market the Product to sell off all inventory in YES’s possession at the time of such expiration subject to Owner’s Right of First Refusal.

7.3. Automatic Extension. Provided that the minimums set forth in Section 5.3 above continue to be met, the Term of this Agreement will extend automatically for additional one (1) year periods, unless the parties agree in writing thirty (30) days prior to the end of the Term or any extension thereof, not to extend the Agreement.

8. Assignment of Rights. YES shall have the complete power, right and authority to assign any and all rights granted under this Agreement to any person, entity or company. YES agrees to remain liable for its obligations to Owner as set forth in this Agreement, unless the assignee assumes such obligations and Owner accepts such assumption. YES may exercise its rights and perform its obligations hereunder, in whole or in part, through any one or more of its subsidiaries or other affiliated entities.

9. Indemnification. Owner agrees to defend and hold YES, its successors, assigns, licensees, agent, associates, directors and employees harmless from any and all claims, costs and expenses, attorney’s fees, damages, recoveries, and settlements which arise from, or may arise out of, Owner’s Reserve Use, any representation, claim, statement, promise, warranty, and presentation that Owner makes about the Product, from product liability and product defects claims arising from Product manufactured by Owner, from any infringement of Owner on the intellectual property rights of another, from the breach by Owner of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement. YES agrees to defend and hold Owner, its successors, assigns, licensees, agents, associates, directors and employees harmless from any and all claims, costs and expenses, attorney’s fees, damages, recoveries, and settlement which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that YES makes about the Product in any YES Materials, or by any of YES’s representatives, sales people, public relations people, agents, and marketing people which Owner has not approved or ratified, from product liability and product defects claims arising from Product manufactured by YES, and from the breach by YES of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement. These indemnification rights and duties shall survive this Agreement without limitation as to time.

10. Independent and Separate Companies. YES and Owner enter into this Agreement as separate and independent entities. YES and Owner will each be responsible for the payment of their respective compensation, wages, taxes, dues, employment benefits and operating expenses in connection with the separate operations of their businesses. This Agreement does not create a partnership, agency or joint venture relationship between Owner and YES. Neither YES nor Owner shall, or permit any person or entity acting for or on its behalf to, bind or obligate the other party or represent to have such authority, without the express prior written approval of the other party.

11. Entire Agreement. This Agreement contains the entire understanding between YES and Owner and supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement.

12. Controlling Law/Enforcement. The laws of the State of California will govern the interpretation of this Agreement, and the rights of obligations of the parties to it, without regard to a conflict of laws principle. A court will consider the terms and conditions of this Agreement to be severable so that any of its terms, conditions, or clauses shall not invalidate, or render unenforceable the entire agreement. The exclusive venue and jurisdiction for any actions related to this Agreement shall be in the state courts in Riverside County, Indio Branch, California, and to the extent that federal courts have exclusive jurisdiction, the U.S. District Court for the Central District. If any party to this Agreement retains the services of any attorney, or files a lawsuit, to enforce the terms and conditions of this Agreement, a court may award the prevailing party costs and expenses, including attorney’s fees.

13. Notices. Any and all notices and demands by any party shall be in writing and shall be validly given or made only if personally delivered or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if made by Federal Express or other similar delivery service, with proof of delivery, or if made by confirmed receipt e-mail or facsimile. Service shall be conclusively deemed made: Upon receipt if personally delivered; or three (3) days after having mailed; or 24 hours after being delivered by an overnight delivery service, confirmed e-mail or facsimile, whichever is sooner. Notices shall be addressed as follows:

(a)	Owner:

Phone:
Fax:
E-Mail:

(b)	YES:

Phone:
Fax:
E-Mail:

14. Facsimile Signatures. Facsimile signatures shall be deemed original signatures for purposes of this Agreement, with such facsimile signatures having the same legal effect as original signatures.

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the Effective Date herein.

By:
Name:
Title:

By:
Name:
Title:

ATTACHEMENT “A”

RESERVED USE CATALOG ACCOUNTS